As filed with the Securities and Exchange Commission on April 23, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Trust High Income Long/Short Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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First Trust High Income Long/Short Fund

We Need Your Vote!

Your Prompt Response is Very Important.

Dear Shareholder,

Please vote today on a matter affecting your investment in First Trust High Income Long/Short Fund (FSD) (the “Fund”). The special meeting of shareholders of the Fund (the “Special Meeting”), originally scheduled to take place on February 20, 2024, has been adjourned again to May 30, 2024, to allow shareholders additional time to vote. This reminder is being sent to you because you held shares in the Fund on the record date of October 23, 2023, and we have not received your vote. Every vote counts! It is important that you vote, no matter how large or small your holdings may be.

We are urging shareholders to cast their vote in favor of an important proposal regarding the proposed reorganization of your Fund with and into abrdn Income Credit Strategies Fund (ACP) (the “Reorganization”) at the upcoming Special Meeting. Additional details of the Reorganization can be found in the proxy statement, which is available online at: https://vote.proxyonline.com/firsttrust/docs/ftfunds.pdf. The Special Meeting has been adjourned to Thursday, May 30, 2024, in order to allow shareholders more time to vote on the Reorganization.

The Fund’s Board of Trustees and Institutional Shareholder Services (ISS), the leading independent proxy advisory firm, have each recommended shareholders vote FOR the Reorganization. You also have the option to vote AGAINST or ABSTAIN. Voting will ensure that your shares are represented at the upcoming Special Meeting and will help to avoid further costly adjournments.

PLEASE DO NOT DELAY AND SUBMIT YOUR VOTE TODAY

Please vote using one of the following options:

1.  INTERNET. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

2.  VIA MAIL. You may cast your vote by mail by signing, dating, and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If you have any questions, please contact the Fund’s proxy solicitor, EQ Fund Solutions LLC, at 866-620-8437 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

Thank you for your continued support.